Exhibit 99.1

News Announcement

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Conference Call:	Today, April 27, 2017 at 9:00 a.m. ET
Dial-in number:	212/231-2936
Webcast:	www.pngaming.com
Replay information provided below

PENN NATIONAL GAMING REPORTS FIRST QUARTER REVENUE OF

$776.2 MILLION AND INCOME FROM OPERATIONS OF $140.3 MILLION

RESULTING IN RECORD FIRST QUARTER ADJUSTED EBITDA AFTER

MASTER LEASE PAYMENTS OF $109.3 MILLION

- All Primary Financial Performance Metrics Exceed Recently Raised Guidance Excluding Impact of Corporate Expense Related to Cash-settled, Stock-based Awards -

- Establishes 2017 Second Quarter Guidance and Updates 2017 Full Year Guidance -

Wyomissing, PA (April 27, 2017) — Penn National Gaming, Inc. (PENN: Nasdaq) ( “Penn National,” or the “Company”) today reported operating results for the three months ended March 31, 2017, as summarized below.

Summary of First Quarter Results

	Three Months Ended March 31,
(in millions, except per share data)	2017 Actual	2017 Guidance (2)	2016 Actual
Net revenues	$776.2	$761.0	$756.5
Net income	$5.1	$(4.8)	$23.7
Adjusted EBITDA (1)	$221.7	$209.3	$212.9
Master Lease payments	112.4	111.9	111.4
Adjusted EBITDA after Master Lease payments (1)	$109.3	$97.4	$101.5

Diluted earnings per common share	$0.06	$(0.05)	$0.26

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).  Adjusted EBITDA excludes payments pursuant to the Company’s Master Lease (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”), as the transaction was accounted for as a financing obligation.  Payments to GLPI totaled $112.4 million and $111.4 million for the three months ended March 31, 2017 and 2016, respectively and Adjusted EBITDA after Master Lease payments reflect these amounts.

(2)         The guidance figures in the table above present the original guidance Penn National Gaming provided on February 2, 2017 for the three months ended March 31, 2017. For the three months ended March 31, 2017, the Company’s operating segments exceeded the original guidance established on February 2, 2017 by a total of $17.1 million, or $3.9 million above the $13.2 million positive operating segment variance reflected in the updated guidance issued on March 23, 2017.

Review of First Quarter 2017 Results vs. Guidance

	Three Months
	Ended
	March 31, 2017
	Pre-tax	After-tax
	(in thousands) (unaudited)

Income, per guidance (1)	$(9,037)	$(4,835)

Adjusted EBITDA variances:
Favorable operating segment variance (2)	17,128	10,102
Cash-settled stock-based awards variance	(5,164)	(3,282)
Other variance, primarily corporate overhead costs	450	285
	12,414	7,105

Net contingent liability variance	2,075	1,315
Other, mainly interest expense	1,850	1,174
Tax variance	—	345
Income, as reported	$7,302	$5,104

(1)         The guidance figure in the table above presents the original guidance Penn National Gaming provided on February 2, 2017 for the three months ended March 31, 2017.

(2)         For the three months ended March 31, 2017, the Company’s operating segments exceeded the original guidance established on February 2, 2017 by a total of $17.1 million, or $3.9 million above the $13.2 million positive operating segment variance reflected in the updated guidance issued on March 23, 2017.

Timothy J. Wilmott, Chief Executive Officer, commented, “Penn National delivered a strong first quarter with operating results exceeding both our original and updated guidance.  Throughout the quarter we made continued progress against our primary strategic initiatives as we continued to ramp the results of newer properties and again grew consolidated property operating margins.  Our results also benefited from last year’s accretive acquisition of Rocket Speed and our recently expanded retail gaming operations which led to substantial year-over-year Adjusted EBITDA growth at both Penn Interactive Ventures and Prairie State Gaming.  In addition, we reduced net debt, commenced our share repurchase program and announced another accretive tuck-in acquisition.  Our solid first quarter results highlight the significant operating leverage in our model, and we believe Penn National remains well positioned to drive further free cash flow growth from any improvements in consumer spending.”

Delivering Strong Operating Results and Margins

Mr. Wilmott continued, “First quarter adjusted EBITDA after master lease payments rose 10.5% excluding the impact of corporate expense related to cash-settled, stock-based awards.  During the first quarter, we saw positive trends in rated player visits and spend, which represent approximately 65% of play at our facilities.  In addition, our unrated customer segment in several markets was stronger than it had been the last several quarters.  Penn National’s first quarter results reflect a positive operating segment variance of $17.1 million relative to our original guidance, while total consolidated first quarter adjusted EBITDA rose approximately 4.1% year over year.  These results were achieved despite the competitive impact of National Harbor in Maryland on our Hollywood

Casino at Charles Town Races property.  While still early, we remain pleased with the current performance of our facility despite this new competition.

“Our strong first quarter results reflect operating strength across the portfolio, including the growth of recently opened or acquired assets, combined with our focus on driving operating efficiencies and margin expansion at our established properties.  In this regard, all three of our operating segments generated year over year adjusted EBITDA and margin growth and 14 of Penn National’s 22 gaming entities drove increases in both adjusted EBITDA and operating margins.  Our ability to consistently improve operating efficiencies resulted in consolidated first quarter adjusted EBITDA margin growth of more than 40 basis points year over year to 28.6%.  We remain committed to leveraging our scale, distribution and purchasing power to drive further margin improvements with the goal of improving our already industry leading gaming tax adjusted EBITDA margins.

“During the quarter we continued to make significant progress in growing our adjusted EBITDA mix with assets that are not subject to the Master Lease.  Collectively, adjusted EBITDA for the trailing four quarters from these operations, excluding corporate overhead costs, was 14.1% of our total adjusted EBITDA compared to 9.1% in the comparable trailing four quarter period.’’

Ongoing Expansion of Distribution Strategy

Mr. Wilmott noted, “We continue to strategically expand and diversify our revenue and adjusted EBITDA after master lease payment mix, while strengthening our multi-channel relationship with the more than three million customers in our database.  Late in the quarter we entered into a definitive agreement to acquire the gaming operations of Bally’s Casino Tunica and Resorts Casino Tunica for approximately $44.0 million.  This transaction, which will be immediately accretive upon its anticipated closing on May 1, represents a purchase multiple of 3.7x trailing twelve months adjusted EBITDA after annual master lease payments.  We expect to achieve an even lower post-synergies pro-forma multiple as we will benefit from efficiencies realized with the combination of our Hollywood Casino Tunica operations.

“Since acquiring Tropicana Las Vegas in 2015, we have leveraged the property’s high quality room base and our player database while enhancing key amenities and the overall guest experience.  Based on extensive customer research, our capital spend to date has been focused on improving the casino floor experience and expanding and upgrading food and beverage offerings.  We are on schedule to open celebrity chef Robert Irvine’s first signature Las Vegas restaurant, the Robert Irvine Public House, this summer.  This 260-seat high quality tavern concept will highlight Robert Irvine’s unique brand at the property.  We are also upgrading several of the property’s existing restaurants and lounges and adding a quick serve food concept which will bring our expected incremental investment in the facility since acquisition to approximately $40 million.  As we have previously stated, we have postponed further investment in the Tropicana Las Vegas master plan as we evaluate the results of our initial food and beverage upgrades and other facility and operational changes.”

Cash Flow Generation and Return of Capital

“During the first quarter we reduced total traditional debt, net of cash, by approximately $22 million from 2016 year-end levels even as we allocated capital to share repurchases, accretive acquisitions and growth and maintenance cap-ex,” concluded Wilmott.  “Furthermore, our Board of Directors authorized a $100 million, two year share repurchase program in February and during the first quarter the Company repurchased 416,886 shares at an average price of $13.88 per share.

“Our first quarter results mark a strong start to 2017 and with regional gaming trends remaining healthy, we are confident in our prospects for continued growth this year based on the macro-economic environment, the ability of our operating teams to drive improved adjusted EBITDA margins from existing properties and the ongoing ramp of our recently opened or acquired operations.”

Financial Guidance

Reflecting the current operating and competitive environment, the table below sets forth second quarter and full year 2017 guidance targets for financial results based on the following assumptions:

•                  MGM National Harbor opened on December 8, 2016, impacting Hollywood Casino at Charles Town Races;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  Does not anticipate any adjusted EBITDA contribution from the Company’s agreements with Jamul Indian Village;

•                  Does not include any impacts from the Bally’s/Resorts acquisition in Tunica;

•                  Full year corporate overhead expenses of $79.3 million, with $20.0 million to be incurred in the second quarter;

•                  Depreciation and amortization charges of $270.8 million, with $70.1 million in the second quarter;

•                  Payments to GLPI of $447.7 million, with $112.2 million in the second quarter;

•                  Maintenance capital expenditures of $78.1 million with $31.5 million in the second quarter;

•                  Cash interest on traditional debt of $62.5 million with $20.9 million in the second quarter;

•                  Income tax refunds of $40.6 million with $6.0 million of income tax expense in the second quarter, both of which assume no changes in corporate tax rates;

•                  Interest expense of $459.6 million, with $114.8 million in the second quarter, inclusive of interest expense related to the Master Lease financing obligation with GLPI;

•                  Our rent coverage ratio for year four of the Master Lease at March 31, 2017 is 1.81 and we do not expect to incur a rent escalation at October 31, 2017, which is the conclusion of year four of the Master Lease, as we expect our rent coverage ratio to be slightly under 1.80;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV will total $5.9 million, with $1.3 million to be incurred in the second quarter;

•                  Estimated non-cash stock compensation expenses of $8.3 million, with $2.0 million to be incurred in the second quarter;

•                  LIBOR is based on the forward yield curve;

•                  A diluted share count of approximately 92.2 million shares for the full year; and,

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending June 30,		Full Year Ending December 31,
	2017 Guidance	2016 Actual	2017 Revised Guidance (2)	2017 Prior Guidance (1)	2016 Actual
	(in millions, except per share data)
Net revenues	$776.8	$769.4	$3,066.1	$3,046.9	$3,034.4

Net income	$20.4	$34.0	$55.0	$28.5	$109.3
Income tax provision	8.9	10.8	23.8	24.8	11.3
Other	—	—	25.2	24.1	1.7
Income from unconsolidated affiliates	(5.0)	(3.6)	(19.3)	(19.7)	(14.3)
Interest income	(2.6)	(6.6)	(5.6)	(5.5)	(24.2)
Interest expense	114.8	114.7	459.6	464.1	459.2
Income from operations	$136.5	$149.3	$538.8	$516.3	$543.0
Loss (gain) on disposal of assets	0.2	0.4	0.4	0.6	(2.5)
Insurance recoveries, net of deductible charges	—	—	—	—	(0.7)
Charge for stock compensation	2.0	1.6	8.3	7.3	6.9
Contingent purchase price	4.8	0.1	14.4	19.0	1.3
Depreciation and amortization	70.1	66.2	270.8	271.2	271.2
Income from unconsolidated affiliates	5.0	3.6	19.3	19.7	14.3
Non-operating items for Kansas JV	1.3	2.6	5.9	5.9	10.3
Adjusted EBITDA	$219.9	$223.8	$857.9	$840.0	$843.8
Master Lease payments	(112.2)	(110.8)	(447.7)	(446.9)	(442.3)
Adjusted EBITDA, after Master Lease payments	$107.7	$113.0	$410.2	$393.1	$401.5

Diluted earnings per common share	$0.22	$0.37	$0.60	$0.31	$1.19

(1)         The guidance figures in the “2017 Prior Guidance” column in the table above present the guidance Penn National Gaming provided on February 2, 2017 for the full year ended December 31, 2017.

(2)         Revised full year guidance for Other includes $25.1 million of debt extinguishment and financing charges incurred in the first quarter of 2017.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		INCOME FROM OPERATIONS
	Three Months Ended March 31,		Three Months Ended March 31,
	2017	2016	2017	2016
Northeast (1)	$393,465	$393,205	$102,633	$100,921
South/West (2)	139,820	135,968	27,118	25,985
Midwest (3)	228,338	221,078	61,529	58,225
Other (4)	14,601	6,200	(50,993)	(44,600)
Total	$776,224	$756,451	$140,287	$140,531

	ADJUSTED EBITDA
	Three Months Ended March 31,
	2017	2016
Northeast (1)	$126,574	$122,735
South/West (2)	36,341	34,726
Midwest (3)	78,106	75,087
Other (4)	(19,311)	(19,665)
Total	$221,710	$212,883

(1)         The Northeast reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, and Plainridge Park Casino.  It also includes the Company’s Casino Rama management service contract.

(2)         The South/West reportable segment consists of the following properties: Zia Park Casino, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, the M Resort and Tropicana Las Vegas, as well as our management contract with Hollywood Casino Jamul-San Diego, which opened on October 10, 2016.

(3)         The Midwest reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Lawrenceburg, Hollywood Casino St. Louis, Prairie State Gaming, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway.

(4)         The Other category consists of the Company’s standalone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.  The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn National’s social gaming initiatives.

The Other category also includes the Company’s corporate overhead costs, which were $24.0 million for the three months ended March 31, 2017, as compared to corporate overhead costs of $20.6 million for the three months ended March 31, 2016. Corporate overhead costs included cash-settled stock-based compensation charges of $8.3 million for the three months ended March 31, 2017 compared to $4.9 million for the corresponding period in the prior year. Results for the first quarter of 2016 also included severance costs of $0.5 million.

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Net income	$5,104	$5,032	$46,535	$34,035	$23,708
Income tax provision	2,198	2,242	(9,473)	10,804	7,734
Other (1)	25,183	(299)	(404)	(44)	2,426
Income from unconsolidated affiliates	(4,548)	(2,675)	(3,505)	(3,548)	(4,609)
Interest income	(2,646)	(4,147)	(8,202)	(6,597)	(5,240)
Interest expense	114,996	113,695	114,349	114,687	116,512
Income from operations	$140,287	$113,848	$139,300	$149,337	$140,531
Gain on disposal of assets	(45)	969	(2,781)	441	(1,101)
Charge for stock compensation	2,173	2,317	1,517	1,582	1,455
Contingent purchase price	2,560	2,388	(30)	119	(1,201)
Depreciation and amortization	70,236	71,109	67,903	66,182	66,020
Insurance recoveries	—	—	(726)	—	—
Income from unconsolidated affiliates	4,548	2,675	3,505	3,548	4,609
Non-operating items for Kansas JV	1,951	2,598	2,572	2,571	2,570
Adjusted EBITDA	$221,710	$195,904	$211,260	$223,780	$212,883
Master Lease payments	(112,450)	(110,420)	(109,710)	(110,761)	(111,396)
Adjusted EBITDA, after Master Lease payments	$109,260	$85,484	$101,550	$113,019	$101,487

(1)         Includes debt extinguishment and financing charges of $25.1 million.

	March 31, 2017	December 31, 2016

Cash and cash equivalents	$259,488	$229,510

Bank Debt	$896,439	$962,703
Notes	399,227	296,895
Other long term obligations (1)	127,437	155,936
Total Traditional Debt	$1,423,103	$1,415,534

Traditional debt, net of cash	$1,163,615	$1,186,024

(1)         Other long term obligations at March 31, 2017 include $112.2 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, $13.8 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg and $1.4 million related to capital lease obligations.

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA By Segment

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

Three Months Ended March 31, 2017

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$102,633	$27,118	$61,529	$(50,993)	$140,287
Charge for stock compensation	—	—	—	2,173	2,173
Depreciation and amortization	23,023	9,218	9,671	28,324	70,236
Contingent purchase price	904	—	9	1,647	2,560
(Gain) loss on disposal of assets	14	5	(58)	(6)	(45)
Income from unconsolidated affiliates	—	—	5,004	(456)	4,548
Non-operating items for Kansas JV (1)	—	—	1,951	—	1,951
Adjusted EBITDA	$126,574	$36,341	$78,106	$(19,311)	$221,710

Three Months Ended March 31, 2016

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$100,921	$25,985	$58,225	$(44,600)	$140,531
Charge for stock compensation	—	—	—	1,455	1,455
Depreciation and amortization	22,994	8,764	9,568	24,694	66,020
Contingent purchase price	(1,201)	—	—	—	(1,201)
Loss (gain) on disposal of assets	21	(24)	6	(1,104)	(1,101)
Income from unconsolidated affiliates	—	—	4,718	(109)	4,609
Non-operating items for Kansas JV (1)	—	—	2,570	—	2,570
Adjusted EBITDA	$122,735	$34,725	$75,087	$(19,664)	$212,883

(1)         Adjusted EBITDA excludes our share of the impact of non-operating items (such as depreciation and amortization) from our joint venture in Kansas Entertainment.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2017	2016

Revenues
Gaming	$661,256	$656,701
Food, beverage, hotel and other	147,741	137,848
Management service and licensing fees	2,327	2,473
Reimbursable management costs	6,758	—
Revenues	818,082	797,022
Less promotional allowances	(41,858)	(40,571)
Net revenues	776,224	756,451
Operating expenses
Gaming	332,053	335,317
Food, beverage, hotel and other	101,075	98,079
General and administrative	125,815	116,504
Depreciation and amortization	70,236	66,020
Reimbursable management costs	6,758	—
Total operating expenses	635,937	615,920
Income from operations	140,287	140,531

Other income (expenses)
Interest expense	(114,996)	(116,512)
Interest income	2,646	5,240
Income from unconsolidated affiliates	4,548	4,609
Loss on early extinguishment of debt	(23,390)	—
Other	(1,793)	(2,426)
Total other expenses	(132,985)	(109,089)

Income from operations before income taxes	7,302	31,442
Income tax provision	2,198	7,734
Net income	$5,104	$23,708

Earnings per common share:
Basic earnings per common share	$0.06	$0.26
Diluted earnings per common share	$0.06	$0.26

Weighted-average common shares outstanding:
Basic	90,751	80,968
Diluted	91,917	91,091

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

The Company’s definition of adjusted EBITDA adds back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn National’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment for the three months ended March 31, 2017 and 2016.

	Three Months Ended March 31,
	2017	2016

Cash flow distributions	$5,750	$7,400

The table below summarizes certain cash expenditures incurred by the Company during the periods presented in this earnings release.

	Three Months Ended March 31,
	2017	2016

Master Lease rental payments	112,450	111,396
Cash income tax refunds	(9,303)	(12,481)
Cash interest expense on traditional debt	16,580	14,334
Maintenance capital expenditures	10,978	14,873

Share Repurchase Program

During the Company’s 2017 first quarter, Penn National repurchased 416,886 shares of its common stock at an average price of $13.88 per share.  Pursuant to its current $100 million share repurchase authorization, Penn National has the authority to repurchase an additional $94.2 million by February 2019.  Any future share repurchases will be made in open market or private transactions at prevailing market prices.

Reconciliation of GAAP to Non-GAAP Measures

In addition to GAAP financial measures, adjusted EBITDA is used by management as an important measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA excludes payments associated with our Master Lease agreement with GLPI as the transaction was accounted for as a financing obligation. Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is used in the valuation of gaming companies, and that it is considered by many to be a key indicator of the Company’s operating results. Management uses adjusted EBITDA as an important measure of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

Adjusted EBITDA after Master Lease payments is a measure we believe provides useful information to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of Master Lease payments to GLPI Finally, adjusted EBITDA after Master Lease payments is the metric that our executive management team is measured against for incentive based compensation purposes.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA, as well as the Company’s income (loss) from operations per GAAP to adjusted EBITDA, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2936. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment.  We have also recently expanded into social online gaming offerings via our Penn Interactive Ventures, LLC division and our recent acquisition of Rocket Speed Inc.  At March 31, 2017, the Company operated twenty-seven facilities in seventeen jurisdictions, including California, Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario, Canada.  At March 31, 2017, in aggregate, Penn National Gaming operated approximately 35,000 gaming machines, 800 table games and 4,600 hotel rooms.  Penn National recently agreed to acquire the holding companies for the gaming operations of Bally’s Casino Tunica and Resorts Casino Tunica, with the transaction expected to close on May 1, 2017.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties.  Specifically, forward-looking statements may include, among others, statements concerning: our expectations of future results of operations and financial condition;  expectations for our properties or our development projects; the timing, cost and expected impact of planned capital expenditures on our results of operations; the impact of our geographic diversification; our expectations with regard to the impact of competition; our expectations with regard to acquisitions and development opportunities, as well as the integration of any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; our expectations regarding economic and consumer conditions; and our expectations for the continued availability and cost of capital.  Actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and adjusted EBITDA margins; the impact of significant competition from other gaming and entertainment operations; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, unexpected remediation costs, local opposition, organized labor, and increased cost of labor and materials; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); increases in the effective rate of taxation for any of our operations or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our ability to maintain market share in established markets and ramp up operations at our recently opened facilities; our expectations for the continued availability and cost of capital; the impact of weather; the outcome of pending legal proceedings, changes in accounting standards; the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data; factors which may cause the Company to curtail or suspend the share repurchase program; our ability to generate sufficient future taxable income to realize our deferred tax assets; with respect to the recently opened Hollywood Casino Jamul-San Diego, particular risks associated with the repayment, default or subordination of our loans to the Jamul Indian Village Development Corporation (“JIV”), the subordination of our management and intellectual property license fees (including the prohibition on payment of those fees if there is a default under JIV’s credit facilities), sovereign immunity, local opposition (including several pending lawsuits), access, and the impact of well-established regional competition on property performance; with respect to our Plainridge Park

Casino in Massachusetts, the ultimate location and timing of the other gaming facilities in the state and the region; with respect to our social and other interactive gaming endeavors, including our recent acquisition of Rocket Speed, Inc., risks related to the social gaming industry, employee retention, cyber-security, data privacy, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative new games that attract and retain a significant number of players in order to grow our revenues and earnings; with respect to Illinois Gaming Investors, LLC, d/b/a Prairie State Gaming, risks relating to recent acquisitions of additional assets and the integration of such acquisitions, our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered; with respect to the pending acquisitions in Tunica, risks related to conditions to closing, the successful integration of such acquisitions and our ability to realize potential synergies or projected financial results from such acquisitions; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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